Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gus Okwu / DRG&E
404-892-8178
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
202-251-5210
onapolitano@fibertower.com

FiberTower Reports Operational Metrics for Fourth Quarter 2007 and Full Year

San Francisco, CA., February 28, 2007 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported key operational metrics for the fourth quarter 2007 and fiscal year ended December 31, 2007.  FiberTower will release its quarterly and year-end financial results after market close on Thursday, March 13, 2008 and will then hold its earnings conference call at 9:00 a.m. Eastern Time on Friday, March 14, 2008.

Highlights from the fourth quarter of 2007 include the following:

•                  Billing T-1s grew by 18% to 14,201 in the fourth quarter from 12,030 at the end of the third quarter of 2007.   Billing T-1s grew by 107% year-over-year.

•                  Billing sites grew 8% to 2,148 in the fourth quarter from 1,991 at the end of the third quarter of 2007.  Billing sites grew by 62% year-over-year.

•                  Billing customer locations grew 18% to 3,851 in the fourth quarter from 3,252 at the end of the third quarter of 2007.  Billing customer locations grew by 113% year-over-year.

•                  T-1s per billing site increased from 6.04 at September 30, 2007 to 6.61 at December 31, 2007.

•                  FiberTower’s customer location backlog grew 74% to 3,511 from 2,020 at the end of the second quarter of 2007.  Customer backlog grew by 120% year-over-year.  (Note that FiberTower reports backlog on a semi-annual basis.)

Conference Call Details

FiberTower has scheduled a conference call for Friday, March 14, 2008 at 9:00 a.m. Eastern Time to discuss 2007 fourth quarter and year-end financial results.  Please dial 303-262-2139 and ask for the FiberTower call at least 10 minutes prior to the start time.  A telephonic replay of the will be available through 11:59 p.m. Eastern Time on March 21, 2008 and may be accessed by dialing 303-590-3000 using the passcode 11109858#.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the Company’s planned capital expenditures, expected cost per site, anticipated customer growth and expansion plans.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, difficulties in integrating our companies after our merger in 2006, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Key Operating Metrics	4Q06	1Q07	2Q07	3Q07	4Q07

Billing Sites
Billing Sites Added	355	254	265	143	157
Ending Billing Sites	1,329	1,583	1,848	1,991	2,148
Billing Sites / Sites Deployed	67%	70%	75%	75%	76%

Billing Customer Locations
Billing Customer Locations Added	470	402	613	433	599
Ending Billing Customer Locations	1,804	2,206	2,819	3,252	3,851
Colo rate	1.36	1.39	1.53	1.63	1.79

Billing T-1 Equivalents
Billing T-1 Equiv. Added	1,713	1,454	1,884	1,823	2,171
Ending Billing T-1 Equivalents	6,869	8,323	10,207	12,030	14,201
T-1s per Customer Location	3.81	3.77	3.62	3.70	3.69
T-1s/Billing Sites	5.17	5.26	5.52	6.04	6.61
T-1s per site/Top 100 Sites	12.7	13.2	14.2	18.4	21.3
T-1s per site/Top 200 Sites	10.7	11.3	12.2	15.5	18.1
Average MRC per T-1	$239	$234	$229	$218	$215

Sites Deployed
FiberTower Sites Constructed	228	276	193	190	158
Ending Sites Deployed	1,996	2,272	2,465	2,655	2,813

Backlog
Customer Location Backlog**	1,594		2,020		3,511

Billing Sites are the number of installed sites from which we currently provide T1(s) to customer(s)

Customer Locations Billing are carrier locations at which we currently provide T1(s). FiberTower sites could have multiple customer locations.

Colo rate is the number of customer locations per billing site

Billing T1 Equivalent: A T1 equivalent is either a T1 or another increment of bandwidth of approximately 1.54 megabits per second

Average MRC per T-1 is the average monthly recurring revenue per T-1

Sites Deployed represents the number of sites installed and ready for provision of services.  FiberTower sites can be located at cell towers or on rooftop locations.

Customer Location Backlog is the number of sold carrier locations not yet billing. (**Note that FiberTower reports backlog on a semi-annual basis)